Matters to be Provided in Electronic Format When Convening the 99th Ordinary General Meeting of Shareholders

Matters Related to Company Stock Acquisition Rights, etc.

Systems to Ensure the Appropriateness of Operations

Consolidated Statement of Changes in Equity

Notes to Consolidated Financial Statements

Statement of Changes in Equity

Notes to the Non-Consolidated Financial Statements

for the 99th Term (from April 1, 2022 to March 31, 2023)

The above matters have been omitted from the documents (document stating the matters provided in electronic format) to be delivered to shareholders who have requested delivery of the document, based on the provisions of laws and regulations and Article 15 of the Company’s Articles of Incorporation.

1. Matters Related to Company Stock Acquisition Rights, etc.

Status of stock acquisition rights for Company Executives (as of March 31, 2023)

(Based on a resolution passed by the Board of Directors on June 25, 2014)

•	Number of stock acquisition rights

23 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

2,300 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 15, 2014 - July 14, 2044

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	23	2,300 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 23, 2015)

•	Number of stock acquisition rights

38 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

3,800 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 15, 2015 - July 14, 2045

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	38	3,800 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 24, 2016)

•	Number of stock acquisition rights

57 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

5,700 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 14, 2016 - July 13, 2046

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	57	5,700 common shares	2 persons

(Based on a resolution passed by the Board of Directors on June 22, 2017)

•	Number of stock acquisition rights

41 (100 shares per stock acquisition right)

•	Type and number of shares to be acquired upon the exercise

4,100 common shares

•	Exercise price

100 yen (per stock acquisition right)

•	Vesting conditions

Rights may be exercised on and after the day following the day on which the person loses his/her position as a director or executive officer of the Company. However, such rights may not be exercised when waived.

•	Exercise period

July 13, 2017 - July 12, 2047

•	Status of unexercised stock acquisition rights held by officers of the Company of the above
Category	Number of stock acquisition rights	Type and number of shares to be acquired upon the exercise	Number of holders
Directors of the Company (excluding Outside directors/members of the Audit and Supervisory Committee)	41	4,100 common shares	2 persons

2. Systems to Ensure the Appropriateness of Operations

The matters concerning the basic policy for the development of internal control systems passed a resolution by the Company’s directors are as follows:

(Basic policy)

The Group has defined the Group Mission Statements outlined in the following paragraph. It also sets out the following Guiding Principles: “Be Customer Driven. Be Compliant with the Law. Be focused on the Basics. Be Open. Be Proactive. Be Prompt.” and promotes our corporate activities accordingly.

Furthermore, it is the Company’s basic policy that the Directors and employees of the Group shall perform their duties based on the RIKEN Group Code of Conduct, internal company regulations, and social good sense, in accordance with laws, regulations, and social norms.

<Mission Statement>

•	We continue to be a corporate citizen committed to protecting global environment and serving the society in which we conduct our business.
•	We are committed to creating corporate value from a global perspective by efficiently utilizing the capital invested by our shareholders.
•	We will offer products and services that continually exceed our global customers’ increasing expectations through constant innovation and continued advancements in knowledge and technology.
•	We have high aspirations and a broad vision, and we are always willing to change.

Under this Mission Statement, the Company recognizes that it is an important management responsibility to establish and operate a system for proper business execution, and will strive to further improve the Group’s internal control system to make it more appropriate.

(1)	Systems necessary to ensure that the execution of the duties by directors and employees complies with laws and regulations and our articles of incorporation

The Group recognizes that thorough compliance (Be Compliant with the Law) is essential for the survival of a company, and all Directors and employees shall comply with laws, regulations, and social norms, act based on fair ethical standards, and strive to establish a management system that will be widely trusted by society.

(i)	In order to establish a system for the Directors and employees of the Group to comply with laws, regulations, and the Articles of Incorporation and to conduct appropriate business activities, the Company has established a Code of Conduct and Guiding Principles that shall apply to the entire Group.
(ii)	To enhance the soundness and efficiency of management, the Company shall establish an Audit and Supervisory Committee Meeting in which the majority of members shall be Outside Directors.
(iii)	In order to establish a management system that is trusted by society, the Compliance Committee, a company-wide committee chaired by the CEO, shall be established to promote various activities necessary to ensure that compliance takes root and is thoroughly implemented.
(iv)	In an effort to ensure thorough compliance, the HR and General Affairs Divisions shall systematically and systematically provide compliance education to directors and employees.
(v)	The Company has also established an external contact point for consultation on compliance matters and reporting of misconduct and operates an internal reporting system that protects whistleblowers.
(vi)	The Internal Control Department shall conduct periodic internal audits to ascertain the status of the Company’s business operations, investigate and verify whether all business operations are conducted properly, appropriately, and reasonably in accordance with laws, the Articles of Incorporation, and internal rules and regulations, and whether the Company’s systems, organization, and rules and regulations are proper and appropriate, and report the audit results to the President and the Audit Committee.

(vii)	The above compliance-related activities shall be reported to the Board of Directors on a regular basis.

(2)	Systems for the storage and management of information related to the execution of duties by directors

Company shall properly record information related to the execution of duties by directors in accordance with laws and regulations and document management rules, including records related to decision-making at meetings of the Board of Directors and other important meetings and documents approved by each director based on the segregation of duties and decision-making standards, and shall retain such records for the prescribed period.

(i)	Based on laws and regulations and document management rules, the following documents (including electromagnetic records) shall be stored together with related materials.
(i)-1	Documents required by laws and regulations
•	Minutes of General Meeting of Shareholders (Companies Act, Article 318), Minutes of Directors’ Meetings (Companies Act, Article 369)

(i)-2	Documents based on document management rules
•	Management Committee minutes, Technology Committee minutes, Sustainability Committee minutes, Compliance Committee minutes
•	Minutes of other meeting committee meetings chaired and presided over by a director
•	Decision documents in which a director is the decision-maker
•	Other important documents as stipulated in the document management rules
(ii)	Unless otherwise stipulated by law, the above documents shall be managed by the department in charge of each document based on the document management rules.

(3)	Regulations and Other Systems for Managing Risk of Loss

The Group shall strive to develop an organized response to various risks of loss in order to minimize the risk of loss by preparing appropriate countermeasures in advance according to the size of the risk and the likelihood of its occurrence.

(i)	To establish a risk management system for the whole Group, and to implement appropriate risk responses, risk management rules and related regulations, including a basic risk management policy, shall be established.
(ii)	The Company has established a Risk Management Subcommittee and a BCM Subcommittee under the Sustainability Committee to promote various activities necessary for the establishment and promotes the thorough operation of risk management and business continuity plans.
(iii)	Based on the risk management rules, we identify and evaluate the risks of business opportunities and risks associated with the execution of business activities in the Group every year, and formulate and promote a risk mitigation plan.
(iv)	The Company aims to prevent large-scale accidents, disasters, scandals, etc., and when they occur, a Crisis Response Headquarters with the President (or a person designated by the President) as its chairperson shall be established to address the situation.
(v)	The activities related to risk management described above shall be reported regularly to the Board of Directors.

(4)	Systems to ensure that directors execute their duties efficiently

The Company formulates and promotes its Mid-term Management Plan and Annual Management Plan in order to respond to changes in the environment. We strive to improve the efficiency of our directors’ day-to-day execution of their duties with the aim of achieving the objectives of the management plans.

(i)	The duties and decision-making authority of directors shall be stipulated in the Organization Rules, the Rules on Segregation of Duties, and the Rules on Decision-Making Standards.
(ii)	The Board of Directors shall make decisions on management policies, matters required by law and other important matters concerning management, and supervise the status of directors’ execution of their duties.
(iii)	Under the Board of Directors, a Management Committee chaired by the President shall be established (held, generally, twice a month) to deliberate in advance on matters passed a resolution by the Board of Directors, and to deliberate and make decisions on the execution of the Company’s business and the implementation of measures, etc., within the scope of the authority delegated by the Board of Directors.

(5)	Systems to ensure the appropriateness of operations of the Group

The Company aims to establish an internal control system for the RIKEN Group, including its affiliated companies, and strives for appropriate Group management while respecting the autonomy of each subsidiary based on the “Affiliated Companies Management Regulations.”

(i)	As group management, we share our Mission Statement and Code of Conduct, and compliance-related regulation manuals with affiliated companies, and collaboratively promote the RIKEN Group Management Plan.
(ii)	For domestic affiliated companies, the Corporate Planning Department, and for overseas affiliated companies, overseas business units will participate in each company’s Board of Directors Meetings and conduct interviews to confirm the legality and efficiency of the management.
(iii)	The Internal Control Department periodically conducts audits of affiliated companies.
(iv)	For our major affiliated companies, the Company’s Audit and Supervisory Committee members shall be appointed as Corporate Auditors and shall conduct accounting and operational audits.

(6)	Employees who assist Audit and Supervisory Committee members in their duties

When the Audit and Supervisory Committee member requests a full-time employee to assist the Audit and Supervisory Committee in the performance of its duties, the Company shall assign such employee after consultation with the Audit and Supervisory Committee.

(7)	Matters related to the independence of employees set forth in the preceding paragraph from directors (excluding directors who are Audit and Supervisory Committee Members)

The employees set forth in the preceding paragraph shall not receive orders from directors (excluding directors who are Audit and Supervisory Committee Members), but shall be under the direction and orders of the Audit and Supervisory Committee. The Audit and Supervisory Committee shall be informed of and approve any personnel transfers and evaluations in advance.

(8)	Systems for directors (excluding directors who are Audit and Supervisory Committee Members) and employees to report to the Audit and Supervisory Committee and other systems related to reporting to the Audit and Supervisory Committee.

Directors (excluding directors who are Audit and Supervisory Committee Members) and employees of the Group shall report to the Audit and Supervisory Committee facts that may cause significant damage to the Group and other important matters concerning business operations. Directors (excluding directors who are Audit and Supervisory Committee Members) and employees who report to the Audit and Supervisory Committee shall not receive any disadvantageous treatment because of such reporting. We actively promote awareness and thorough understanding of this policy.

)Matters to be reported to the Audit and Supervisory Committee and the method of reporting shall be established in consultation with the Audit and Supervisory Committee, and directors (excluding directors who are Audit and Supervisory Committee Members) and employees shall carry out appropriate reporting.

Also, the Audit and Supervisory Committee shall establish, in consultation with the Audit and Supervisory Committee, meetings of the Conference Committee at which Audit and Supervisory Committee members shall attend the Committee Meetings and review meeting materials and minutes.

(9)	Matters related to the policy for processing expenses related to the execution of duties by the Audit Committee members.

When the Company receives a request from Audit Committee members for advance payment or reimbursement of expenses incurred in the performance of their duties as Audit Committee members and other necessary expenses, such as processing of expenses or obligations incurred in the performance of such duties, the Company shall bear these expenses, except when it is deemed that such expenses are not made clear that such expenses are necessary for the performance of their duties.

(10) Systems to ensure that other Supervisory Committee’s audits are conducted effectively

In an effort to ensure mutual communication with the President, the Audit and Supervisory Committee shall hold regular meetings and collaborate with the Internal Control Department, the accounting auditor, and Corporate Auditors of affiliated companies to ensure the effectiveness of the Audit and Supervisory Committee’s audits.

(11)	Overview of the status of operation of systems to ensure the appropriateness of operations

The Company continuously confirms through internal audits and other means the status of the development and operation of internal control systems with respect to the aforementioned systems to ensure the appropriateness of operations, and reports the status of the systems to the Board of Directors on a quarterly basis. The Company strives to operate a more appropriate internal control system by taking corrective actions for points identified as a result of internal audits.

The status of the operation of the internal control systems for Group during the current consolidated fiscal year is as follows

(i)	Compliance-related efforts

The Company convenes the Compliance Committee, a company-wide committee chaired by the CEO, to promote the establishment and thorough operation of compliance.

The Company has also established an external contact point for consultation on compliance matters and reporting of misconduct, and operates an internal reporting system that protects whistleblowers and reports quarterly to the Board of directors.

In addition, the company strives to instill compliance awareness among officers and employees through training programs.

(ii)	Strengthening of risk management systems

In order to establish a Group-wide risk management system and respond appropriately to risks, the Company has established a Risk Management Subcommittee and a BCM Subcommittee under the Sustainability Committee to ensure that risk management and business continuity plans are firmly in place and thoroughly implemented.

(iii)	The Audit and Supervisory Committee’s audit systems

The Audit and Supervisory Committee meets regularly with the President to ensure mutual communication. The Audit and Supervisory Committee also strives to ensure the effectiveness of its audits by holding regular quarterly meetings with the Internal Control Department and the accounting auditor, as well as holding meetings as necessary.

Consolidated Statement of Changes in Equity

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	8,573	7,119	64,526	(2,894)	77,324
Changes of items during period
Issuance of new shares	53	53			107
Distribution of dividends of surplus			(1,200)		(1,200)
Profit attributable to owners of parent			4,318		4,318
Acquisition of treasury shares				(1)	(1)
Appropriation of treasury shares			(0)	0	(0)
Change in ownership interest of parent due to transactions with non-controlling interests		5			5
Net changes of items during period other than shareholders’ equity
Total changes of items during period	53	59	3,118	(1)	3,229
Balance at end of current period	8,627	7,178	67,644	(2,896)	80,554

	Accumulated other comprehensive income					Share acquisition rights	Non-controlling interests	Total net assets
	Other Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of current period	1,045	(60)	622	2,189	3,797	97	5,863	87,082
Changes of items during period
Issuance of new shares								107
Distribution of dividends of surplus								(1,200)
Profit attributable to owners of parent								4,318
Acquisition of treasury shares								(1)
Appropriation of treasury shares								(0)
Change in ownership interest of parent due to transactions with non-controlling interests								5
Net changes of items during period other than shareholders’ equity	862	71	2,851	339	4,125		546	4,671
Total changes of items during period	862	71	2,851	339	4,125	－	546	7,900
Balance at end of current period	1,908	10	3,474	2,529	7,922	97	6,409	94,983

Notes to Consolidated Financial Statements

(Notes regarding important matters concerning the preparation of the consolidated financial statements)

1. Amounts are rounded down to the nearest million yen.

2. Matters related to the scope of consolidation

(1) Status of consolidated subsidiaries

     Number of consolidated subsidiaries:

20 companies

     Names of main consolidated subsidiaries:

RIKEN CASTEC Co,.Ltd.

RIKEN ENVIRONMENTAL SYSTEM Co., Ltd.

RINKEN HEAT TECHNO CO., LTD.

P.T. PAKARTI RIKEN INDONESIA

RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD.

RIKEN MEXICO , S.A. DE C.V.

RIKEN OF AMERICA, INC.

EURO-RIKEN GMBH

(2) Status of non-consolidated subsidiaries

     Number of non-consolidated subsidiaries:

1 company

     Name of non-consolidated subsidiary:

AMTEK RIKEN

It is a small-scale company, and its total assets, net sales, net income/loss, and retained earnings do not have a material effect on the consolidated financial statements.

3. Matters related to the application of the equity method of accounting

(1) Status of affiliated companies accounted for by the equity method

     Number of affiliated companies accounted for by the equity method:

4 companies

Names of affiliated companies accounted for by the equity method:

Taiwan Riken Corp

SIAM RIKEN IND. CO., LTD.

SHRIRAM PISTONS & RINGS LTD.

Riken Power System (Nanjing) Co., Ltd.

(2) Status of non-consolidated or affiliated companies not accounted for by the equity method

     Names of affiliated companies not accounted for by the equity method:

Yaesu Export & Import Co., Ltd.

Companies not accounted for by the equity method are not accounted for by the equity method because they do not have a material impact on current fiscal year net income/loss, retained earnings, etc., and are not significant in the aggregate so are excluded from the application of the equity method.

4. Matters related to the fiscal year of consolidated subsidiaries

The closing date for Riken Corporation of America, RIKEN OF AMERICA, INC., RIKEN MEXICO , S.A. DE C.V., EURO-RIKEN GMBH, P.T. PAKARTI RIKEN INDONESIA, RIKEN AUTOMOBILE PARTS (WUHAN) CO., LTD., PT. RIKEN SEAL PRODUCTS （WUHAN） CO., LTD., RIKEN OF ASIA, RIKEN SALES AND TRADING (THAILAND) CO., LTD. is December 31, 2022. In preparing the consolidated financial statements, the financial statements as of the current date are used, and necessary adjustments are made to reflect significant transactions that occurred between the current date and the consolidated balance sheet date.

5. Matters related to accounting policies

(1) Valuation criteria and methods for significant assets

(i) Securities

Held-to-maturity debt securities:

Calculated using the amortized cost method (straight-line method).

Other securities

Other than stocks and other securities with no market value:

Calculated using the market value method (valuation differences are processed by the total direct capitalization method and the cost of sales is determined by the moving average method).

Stocks, etc. without market prices:

Calculated using the cost method using the moving-average method.

(ii) Inventories:

Mainly calculated using the cost method (a method of book value devaluation determined on decline in profitability) using the moving-average method.

(iii) Derivatives:

Market value method

(2) Methods of depreciation and amortization of significant depreciable assets

Property, plant and equipment (excluding leased assets):

Mainly calculated using the declining-balance method.

However, we apply the straight-line method to buildings (excluding building fixtures) acquired on or after April 1, 1998 and for building fixtures and structures acquired on or after April 1, 2016. Useful life and residual value are mainly calculated using the same criteria as stipulated in the Corporation Tax Law.

Intangible assets (excluding leased assets):

Calculated using the straight-line method. Useful life is mainly determined by the same criteria as stipulated in the Corporation Tax Law.

Software (for internal use) is amortized by the straight-line method based on the period of internal use (5 to 10 years).

Leased assets:

Leased assets related to finance lease transactions that transfer ownership of the leased assets to the lessee are calculated using the same depreciation method as that applied to owned fixed assets. Lease assets related to finance lease transactions that do not transfer ownership of the leased assets to the lessee are calculated using a method in which the lease period is deemed as the useful life of the asset and the residual value is set at zero.

(3) Criteria for recording significant allowances

Allowance for doubtful accounts:

To provide for possible bad debt losses, the Company records allowances for general receivables based on historical bad debt ratios, and allowances for specific doubtful receivables based on the financial condition assessment method.

Allowance for bonuses:

To provide for the payment of bonuses to employees, the Company provides for the estimated amount of bonuses to be paid to employees, which is attributable to the current consolidated fiscal year.

Allowance for environmental measures:

To provide for expenditures for the disposal of polychlorinated biphenyls (PCBs), an estimated amount of expenditures that can be reasonably estimated was recorded.

Allowance for product warranties:

Domestic consolidated subsidiaries provide for expenditures for repair work projected to be incurred in the Radio Frequency Anechoic Chambers/Shield Rooms business by posting an estimated amount of expenditures that can be reasonably estimated.

(4) Criteria for recording significant income and expenses

The Group is primarily engaged in the manufacture and sale of automotive and machinery parts. We also construct Radio Frequency Anechoic Chambers/Shield Rooms

With respect to sales of merchandise and products, the performance obligation is satisfied when the merchandise and products are delivered to the customer; therefore, income is recognized at that point in time.

Also, for the construction of Radio Frequency Anechoic Chambers/Shield Rooms, the Company recognizes income based on the percentage of completion based on the cost incurred when the performance obligation is fulfilled over a certain period of time based on the contract and the degree of completion can be reasonably estimated. Also, when the degree of progress cannot be reasonably estimated, we recognize as income an amount equal to the section of the cost incurred that is expected to be recovered.

(5) Method of accounting for retirement benefits

(i) Method of attributing estimated retirement benefits to periods of service

In calculating retirement benefit obligations, we calculate the estimated amount of retirement benefits attributed to the period through the end of the current consolidated fiscal year using the benefit calculation method.

(ii) Method of processing prior service costs and actuarial calculation differences

We process prior service costs based on a certain number of years (10 years) within the average remaining service period of employees when incurred.

Actuarial calculation differences are amortized by the straight-line method over a fixed number of years (10 to 13 years) within the average remaining service period of employees at the time of accrual of each consolidated fiscal year and the amount is amortized from the following consolidated fiscal year from when incurred.

(6) Criteria for converting foreign currency-denominated assets and liabilities into Japanese yen

Assets and liabilities of overseas subsidiaries are translated into yen at the spot exchange rate prevailing at the end of the fiscal year, income and expenses are translated into yen at the average exchange rate during the fiscal year, and translation adjustments are included in foreign currency translation adjustments and noncontrolling interests in net assets.

(7) Processing of hedge accounting

Method of hedge accounting:

The Company has adopted deferred hedge processing. The allocation method is applied to forward exchange contracts when they meet the requirements for the allocation processing.

Hedging methods:

Forward exchange contracts

Hedging target:

Operating receivables in foreign currencies

Hedging policy:

Our basic policy on derivatives transactions is determined by the Management Committee, which has established internal management regulations that stipulate transaction authority and transaction limits, and we use forward exchange contracts to avoid foreign exchange fluctuation risks.

Method of evaluating hedging effectiveness:

Forward exchange contracts are based on scheduled future transactions (e.g., exports), and the assessment of validity is omitted because the probability of execution is extremely high.

(Changes in accounting policies)

Not applicable.

(Notes regarding Accounting Estimates)

1. Impairment of fixed assets

(1) Amount recorded in the Consolidated Financial Statements

Major fixed assets of domestic subsidiaries that have been identified as impaired(After impairment loss is recorded)

Buildings and structures	1,302 millions of yen
Machinery, equipment and vehicles	441 millions of yen
Land	714 millions of yen
Other	314 millions of yen

Major fixed assets of the Company’s business units that have been identified as impaired.

Buildings and structures	649 millions of yen
Machinery, equipment and vehicles	1,098 millions of yen
Land	55 millions of yen
Other	11 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

In the current consolidated fiscal year, the Company identified signs of impairment for the fixed assets of the Company’s business units that have reported operating losses for two consecutive fiscal years, and compared the total undiscounted future cash flows from the division’s operations with the carrying amount of the assets. As a result of comparing the total undiscounted future cash flows from the operations of the units with their carrying amount, no impairment loss was recognized because such undiscounted cash flows exceeded its carrying amount.

Also, during the current consolidated fiscal year, the Company identified an impairment loss for a domestic subsidiary that has reported operating losses for two consecutive fiscal years and a domestic subsidiary that is expected to continue to report operating losses. As a result of comparing the total undiscounted future cash flows from the operations of the subsidiary with its carrying amount, an impairment loss was recognized for the subsidiary whose undiscounted cash flows were less than its carrying amount.

We estimate these future results and cash flows based on the assumption that profitability will improve to a certain degree in the next fiscal year and thereafter.

In the event that the assumptions used in these estimates need to be revised due to external changes in the environment, such as a shortage of semiconductors or increases in raw material prices and energy costs, additional impairment losses may be recognized in the next fiscal year.

2. Recoverability of deferred tax assets

(1) Amount recorded in the Consolidated Financial Statements

Company has recorded deferred tax assets of 1,090 million yen as described in the Notes regarding Tax Effect Accounting in the Notes regarding Non-Consolidated Financial Statements.

(2) Information that contributes to an understanding of the details of accounting estimates

As described in the Notes regarding Tax Effect Accounting in the Notes regarding Non-Consolidated Financial Statements, the Company has deferred tax assets of 3,163 million yen before offsetting deferred tax liabilities and deducting valuation allowance of 905 million yen from the total deferred tax assets of 4,068 million yen related to the temporary differences that will be deducted in the future

The Company judges the recoverability of deferred tax assets by estimating taxable income within a reasonably estimable period (generally five years) in the future. Estimates of such taxable income are affected by factors such as the forecasted production volume of the automotive industry, which is closely related to the Company.

If the assumptions used in these estimates need to be revised due to changes in the external environment, such as a shortage of semiconductors or increases in raw material and energy costs, there is a possibility that deferred tax assets that are not expected to be recovered will be reversed in the following consolidated fiscal year.

(Additional information)

(Change of schedule regarding business consolidation)

　As publicly announced in the press release dated July 27, 2022, “Conclusion of a Memorandum of Understanding concerning Consolidation through the establishment of a joint holding company (stock transfer) between Nippon Piston Ring Co., Ltd. and Riken Corporation,” the two companies have entered into a basic agreement to consolidate their management based on a spirit of equality, and are proceeding with specific discussions and considerations.

　Also, in our press release dated November 28, 2022, “Notice Regarding the Schedule for the Consolidation of Riken Corporation and Nippon Piston Ring Co., Ltd.,” in consideration of the time required for the examination of the business combination by the Japan Fair Trade Commission, we announced a change in the schedule for the said corporate consolidation. However, on May 2, 2023, we received a notice from the Japan Fair Trade Commission that it will not issue a cease and desist order in connection with the business consolidation, and that all notification and examination procedures for the business consolidation have been completed.

　The two companies will continue discussions and considerations with the aim of realizing the business consolidation as soon as possible. Although the schedule for the future has not yet been determined, the following schedule will be publicly announced as soon as it is finalized through a decision by the organizations.

Final signing of agreement on business consolidation	May 23, 2023 (scheduled)
Ordinary General Meeting of Shareholders (resolution to approve the stock transfer)	June 23, 2023 (scheduled)
Tokyo Stock Exchange delisting date	September 28, 2023 (scheduled)
Effective date of the stock transfer	October 2, 2023 (scheduled)

Note: The above is the current schedule and may be subject to change by mutual agreement upon consultation between the two companies when necessary due to the progress of the business consolidation process or for other reasons.

(Notes regarding Consolidated Balance Sheets)

1. Accumulated depreciation of property, plant and equipment

98,988 millions of yen

(Notes regarding Consolidated Statements of Income)

1. Impairment losses

Impairment losses were recorded for the following asset groups:

USE	CATEGORY	PLACE	AMOUNT (millions of yen)
Automobile parts manufacturing equipment	Machinery, equipment and vehicles	Kashiwazaki City, Niigata Prefecture	315
Automobile parts manufacturing equipment	Land	Kashiwazaki City, Niigata Prefecture	108
Automobile parts manufacturing equipment	Buildings and structures	Kashiwazaki City, Niigata Prefecture	48
Automobile parts manufacturing equipment	Other	Kashiwazaki City, Niigata Prefecture	65
	Total		539

(Background)

In the automobile parts manufacturing equipment, the Company and its subsidiaries recognized impairment losses as signs of impairment based on the “Accounting Criteria for Impairment of Fixed Assets” were recognized due to a decline in profitability, etc.

(Methods of grouping)

The Company’s automotive parts manufacturing equipment is grouped as a cash flow-generating unit, independent of the Company’s business units and subsidiaries, that conducts the relevant manufacturing. For idle assets that are not expected to be used in the future, they are grouped into individual asset units based on management accounting classifications.

(Calculation method of recoverable amount, etc.)

In the Company, it is measured at its net realizable value, which is based on a valuation reasonably estimated by a third party. The Company’s subsidiaries measure the value in use, which is calculated by discounting future cash flows.

(Notes regarding Consolidated Statement of Changes in Equity)

1. Matters related to outstanding shares

	Current consolidated fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (shares)	Decrease in number of shares (shares)	End of the current consolidated fiscal year Number of shares (shares)
Common shares	10,648,466	40,400	–	10,688,866

Note: The increase in common shares was due to the issuance of 40,400 new shares.

2. Matters related to treasury shares

	Current consolidated fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (shares)	Decrease in number of shares (shares)	End of the current consolidated fiscal year Number of shares (shares)
Common shares	645,730	837	85	646,482
(Notes)	The increase in treasury stock of common shares was due to the purchase of 837 odd-lot shares.

The decrease in treasury stock of common shares was due to 85 requests for additional purchases of odd-lot shares.

3. Matters related to share acquisition rights (excluding those for which the first day of the exercise period has not yet arrived)

Company name	Comprehensive income attributable to	Type of shares to be acquired	Number of shares to be acquired
			Beginning of current consolidated fiscal year	Increase	Decrease	Beginning of current consolidated fiscal year
The Company	Share acquisition rights as stock options	Common shares	23,100	–	–	23,100

4. Matters related to dividends

(1) Dividends paid

Resolution	Type of shares	Total amount of dividends paid (Millions of yen)	Dividend per share (Yen)	Reference date	Effective date
June 24, 2022 Ordinary General Meeting of Shareholders	Common shares	600	60.00	March 31, 2022	June 27, 2022
November 11, 2022 Meeting of the Board of Directors	Common shares	600	60.00	September 30, 2022	December 6, 2022

(2) Of the dividends for the current consolidated fiscal year, those with an effective date in the following consolidated fiscal year

The following proposal was submitted to the Ordinary General Meeting of Shareholders on June 23, 2023.

Resolution	Type of shares	Source of dividends	Total amount of dividends paid (Millions of yen)	Dividend per share (Yen)	Reference date	Effective date
June 23, 2023 Ordinary General Meeting of Shareholders	Common shares	Profit Surplus	602	60.00	March 31, 2023	June 26, 2023

(Notes regarding Financial Instruments)

1. Matters related to the status of financial instruments

(1) Policy regarding financial instruments

The Group’s principle investment policy is to use short-term deposits, etc., for fund management, and also to procure funds mainly through borrowings from banks and other financial institutions. Derivatives are used to hedge the risk of exchange rate fluctuations in accounts receivable, etc but the Company does not engage in speculative transactions.

(2) Description of financial instruments, their risks and risk management systems

Trade notes and accounts receivable which are operating receivables are exposed to customer credit risk. To manage this risk, the Company manages due dates and outstanding balances by counterparty in accordance with the Group’s credit management regulations.

We monitor market price fluctuations for stocks, which are investment securities.

For notes and accounts payable-trade, which are operating obligations, most of the payment due dates are within one year.

Long-term borrowings (generally within 5 years) are mainly for financing capital expenditures and M&A.

The Company executes and manages derivatives transactions in accordance with internal rules that stipulate transaction authority. In addition, in order to mitigate credit risk when using derivatives, we only enter into transactions with financial institutions with high credit ratings.

2. Matters related to the fair value of financial instruments

As of March 31, 2023, the consolidated balance sheet amounts, fair values, and their differences are as follows. Stocks and other securities with no market value (consolidated balance sheet amount: 5,976 million yen) are not included in (1) Investment securities. Also, for cash and deposits, trade notes and accounts receivable, and trade notes and accounts payable, notes are omitted because the fair values approximate their book values due to their short maturities.

(Millions of yen)

	Consolidated balance sheets Balance sheet amounts (*1)	Fair value (*1)	Difference
(1) Investment securities
Affiliated companies’ shares	5,300	7,749	2,449
Other securities	11,867	11,867	–
(2) Long-term borrowings (including current portion of long-term borrowings)	(10,000)	(9,857)	(142)
(3) Derivatives transactions (*2)	15	15	–
(*1)	Items recorded in liabilities are shown in parentheses.
(*2)	Net receivables and obligations arising from derivative transactions are presented on a net basis, and items that, in the aggregate, result in a net liability are presented in parentheses.

3.Matters related to the breakdown of the fair value of financial instruments by appropriate category

The fair value of financial instruments is classified into the following three levels based on the observability and materiality of the inputs used to calculate fair value.

Level 1 fair value:        Of the inputs used to calculate the observable fair value, the fair value calculated based on quoted market prices for the assets or liabilities for which such fair value is calculated that are formed in an active market.

Level 2 fair value:       Of the inputs used to calculate the observable fair value, the fair value calculated using the inputs used to calculate the fair value other than Level 1 inputs.

Level 3 fair value:        Fair value calculated using inputs for unobservable fair value calculations

When multiple inputs that have a significant impact on the calculation of fair value are used, fair value is classified to the level with the lowest priority in the calculation of fair value among the levels to which each of those inputs belongs.

(1) Financial instruments whose fair value is recognized in the consolidated balance sheets

(Millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities	11,867	–	–	11,867

(2) Financial instruments whose fair value is not recognized in the consolidated balance sheets

(Millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Affiliated companies’ shares	7,749	–	–	7,749
Long-term borrowings (including current portion of long-term borrowings)	–	9,857	–	9,857
Derivatives transactions	–	15	–	15
(Notes)	Description of valuation techniques and inputs used in the calculation of fair value

Other marketable securities and stocks of affiliated companies are listed stocks and are valued using quoted market prices. Listed stocks are classified as Level 1 fair value because they are traded in an active market.

The fair value of long-term borrowings (including current portion of long-term borrowings) is calculated based on the discounted present value of the total principal and interest and the interest rate that takes into account the remaining term of the obligations and credit risk, and is classified as Level 2 fair value.

Derivatives transactions are classified as Level 2 fair value using the discounted current value method with observable inputs such as foreign exchange rates.

(Notes regarding Income Recognition)

1. Information that disaggregates income arising from contracts with customers

Main geographic markets

(Millions of yen)

	Automotive & Industrial Machinery parts business	Other (*1)	Total
Japan	33,628	12,873	46,501
Asia	20,357	301	20,658
U.S.	10,563	169	10,732
Other	8,353	136	8,489
Income arising from contracts with customers	72,902	13,479	86,382
Other income	－	－	－
Net sales to external customers	72,902	13,479	86,382
(*1)	“Other” is a business segment not included in the reportable segments and includes the piping fittings business, EMC products business, and thermal engineering products business.

Timing of income recognition

(Millions of yen)

	Automotive & Industrial Machinery parts business	Other (*1)	Total
Goods or services transferred at some point in time	72,902	12,065	84,968
Goods or services transferred over a period of time	－	1,414	1,414
Income arising from contracts with customers	72,902	13,479	86,382
Other income	－	－	－
Net sales to external customers	72,902	13,479	86,382
(*1)	“Other” is a business segment not included in the reportable segments and includes the piping fittings business, EMC products business, and thermal engineering products business.

2. Information that provides a basis for understanding income arising from contracts with customers

As stated in “5. Matters related to accounting policy (4) Criteria for recording significant income and expenses” in “Notes regarding important matters concerning the preparation of the consolidated financial statements.”

3. Information to understand the amount of income for the current consolidated fiscal year and the following consolidated fiscal years and thereafter

(1) Balance of contract assets, etc.

(Millions of yen)

Amount
Receivables arising from contracts with customers (beginning balance)	19,751
Receivables arising from contracts with customers (ending balance)	21,713
Contract assets (beginning balance)	78
Contract assets (ending balance)	249

　Contract assets arise from the construction of Radio Frequency Anechoic Chambers/Shield Rooms.

(2) Transaction price allocated to remaining performance obligations

Since the Group does not have any significant contracts with an initial projected contract period of more than one year, the practical expedient method is applied and the statement regarding the transaction price allocated to the remaining performance obligations has been omitted. The amount of consideration received from contracts with customers does not include the amount of significant variable consideration not included in the transaction price.

(Notes regarding per share information)

1.	Net asset value per share	8,810.30 yen
2.	Earnings per share	431.60 yen
3.	Diluted earnings per share for the current fiscal year	430.61 yen

(Significant subsequent events)

(Corporate consolidation through acquisition)

　On May 9, the Company acquired 76.56% of the shares of JFE Pipe Fitting Mfg. Co., Ltd. from JFE Steel Corporation, making NIPPON JFE Pipe Fitting Mfg. Co., Ltd. a subsidiary of the Company. Also on the same day, the company implemented a trade name change to NIPPON PIPE FITTING Corp. (hereinafter, “NIPPON PIPE FITTING”

1. Overview of corporate consolidation

(i) Name of acquired company and its business

　Name of acquired company: JFE Pipe Fitting Mfg. Co., Ltd.

　Description of business: Manufacturing and sales of fittings for gas, water, and other piping, as well as parts for construction and industrial machinery,

Prefabricated piping processing

(ii) Main reason for the corporate consolidation

　In recent years, the automotive industry has been undergoing a once-in-a-century transformation, and the market perception of the Company’s core business, engine components, has become increasingly harsh. As stated in our Midterm Plan “PLAN2022,” the Company plans the expansion of new next-generation businesses, such as non-ICE (internal-combustion engines, such as automobile engines), and has been considering proactive use of M&A to expand its portfolio in a business domain with a high affinity.

　NIPPON PIPE FITTING manufactures and sells an extensive lineup of piping fittings and enjoys a position as one of the leading players in the industry, maintaining strong relationships with many customers over the years for this reason for our high-quality product capabilities.

　While NIPPON PIPE FITTING has a solid presence in the field of gas pipe fittings, we recognize that our core products are accurately segregated from those of Company. In order for both companies to continue to properly and timely fulfill their supply responsibilities in the manufacture and sale of piping fittings, which are important products that support lifelines, the acquisition of these shares is expected to generate extensive synergies. In addition to enabling significant productivity improvements and the establishment of a sustainable structure capable of supplying high quality products, the decision to acquire the shares was based on our belief that the acquisition will accelerate the Company’s efforts to become carbon neutral and to address climate change issues.

　By welcoming NIPPON PIPE FITTING to the Group, the Company aims to achieve sustainable growth and increased corporate value through mid- to long-term management stability by continuously providing customers with high-quality products that leverage the strengths of both companies.

(iii) Date of corporate consolidation

May 9, 2023 (deemed acquisition date: April 1, 2023)

(iv) Legal form of corporate consolidation

Acquisition of shares with cash consideration

(v) Name of company after consolidation

NIPPON PIPE FITTING Corp.

(vi) Percentage of voting rights to be acquired

76.56％

(vii) Main basis for the decision to acquire the company

The Company is acquiring its shares as cash consideration.

2. Acquisition cost of the acquired company and breakdown by type of consideration

As per the agreement with the counterparty of this share acquisition, this information will not be disclosed.

The acquisition cost of the shares was determined based on the share value reasonably calculated by a third party.

3. Details and amounts of major acquisition-related expenses

Major acquisition-related costs include advisory and other expenses, which have not been finalized at this time.

4. Amount of goodwill incurred, reason for incurrence, amortization method and amortization period

The amount has not been finalized at this time.

5. Assets received and liabilities assumed on the date of corporate consolidation and their major breakdowns

The amount has not been finalized at this time.

(Borrowing large sum of capital)

　Based on a resolution passed on March 22, 2023 by the Company’s Board of Directors, the Company borrowed funds on April 28, 2023 as follows mainly to fund the acquisition of shares in NIPPON PIPE FITTING Corp. (formerly JFE Pipe Fitting Mfg. Co., Ltd.).

(1) Lender: Mizuho Bank, Ltd.

(2) Loan amount: 3 billion yen

(3) Loan rate: base rate + spread

(4) Loan date: April 28, 2023

(5) Loan period: 5 years

(6) Collateral: Unsecured and unguaranteed

Statement of Changes in Equity

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus		Retained earnings								Treasury shares	Total shareholders’ equity
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings						Total retained earnings
					Reserve for dividends	Reserve for overseas operations	Reserve for reduction entry	Reserve for reduction entry of replaced property	General reserve	Retained earnings brought forward
Balance at beginning of current period	8,573	6,604	6,604	1,457	4,000	10,000	10	33	5,500	13,501	34,504	(2,894)	46,787
Changes of items during period
Issuance of new shares	53	53	53										107
Distribution of dividends of surplus										(1,200)	(1,200)		(1,200)
Profit for the current fiscal year										5,625	5,625		5,625
Acquisition of treasury shares												(1)	(1)
Appropriation of treasury shares										(0)	(0)	0	0
Reversal of reserve for reduction entry							(0)			0	–		–
Provision of reserve for reduction entry of replaced property Reversal of reserve								(1)		1	–		–
Net changes of items during period other than shareholders’ equity
Total changes of items during period	53	53	53	–	–	–	(0)	(1)	–	4,427	4,425	(1)	4,531
Balance at end of current period	8,627	6,658	6,658	1,457	4,000	10,000	10	31	5,500	17,929	38,929	(2,896)	51,319

	Valuation and translation adjustments			Share acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total of valuation and translation adjustments
Balance at beginning of current period	1,039	(55)	984	97	47,869
Changes of items during period
Issuance of new shares					107
Distribution of dividends of surplus					(1,200)
Profit for the current fiscal year					5,625
Acquisition of treasury shares					(1)
Appropriation of treasury shares					0
Reversal of reserve for reduction entry					–
Provision of reserve for reduction entry of replaced property Reversal of reserve					–
Net changes of items during period other than shareholders’ equity	805	66	871	–	871
Total changes of items during period	805	66	871	–	5,403
Balance at end of current period	1,844	11	1,855	97	53,272

Notes to the Non-Consolidated Financial Statements

(Notes regarding matters concerning significant accounting policies)

1. Amounts are rounded down to the nearest million yen.

2. Asset valuation criteria and methods

(1)	Securities

Held-to-maturity debt securities:

Calculated using the amortized cost method (straight-line method).

Stocks of subsidiaries and affiliates:

Calculated using the cost method using the moving-average method.

Other securities

Other than stocks and other securities with no market value:

Calculated using the market value method (valuation differences are processed by the total direct capitalization method and the cost of sales is determined by the moving average method).

Stocks, etc. without market prices:

Calculated using the cost method using the moving-average method.

(2)	Inventories:

Cost method based on the moving average method (method of writing down the book value of assets due a decline in profitability)

(3)	Derivatives:

Market value method

3. Fixed assets depreciation method:

Property, plant and equipment (excluding leased assets):

Calculated using the declining-balance method.

However, we apply the straight-line method to buildings (excluding building fixtures) acquired on or after April 1, 1998 and for building fixtures and structures acquired on or after April 1, 2016. Useful life and residual value are determined based on the same criteria as stipulated in the Corporation Tax Law

Intangible assets (excluding leased assets):

Calculated using the straight-line method.

Useful life is determined based on the same criteria as stipulated in the Corporation Tax Law

Note that software (for internal use) is amortized by the straight-line method based on the period of internal use (5 to 10 years).

Leased assets:

Leased assets related to finance lease transactions that transfer ownership of the leased assets to the lessee are calculated using the same depreciation method as that applied to owned fixed assets. Lease assets related to finance lease transactions that do not transfer ownership of the leased assets to the lessee are calculated using a method in which the lease period is deemed as the useful life of the asset and the residual value is set at zero.

4. Criteria for recording allowances

Allowance for doubtful accounts:

To provide for possible bad debt losses, the Company records allowances for general receivables based on historical bad debt ratios, and allowances for specific doubtful receivables based on the financial condition assessment method.

Allowance for bonuses:

To provide for the payment of bonuses to employees, the Company records the estimated amount of bonuses to be paid to employees attributable to the fiscal year.

Allowance for retirement benefits

To provide for the payment of retirement benefits to employees, the Company records an amount based on the projected benefit obligations and pension benefit assets at the end of the fiscal year. When the estimated amount of pension assets is less than the estimated amount of projected benefit obligations plus or minus unrecognized prior service costs and unrecognized actuarial calculation differences, the difference is recorded as allowance for retirement benefits, and when the difference exceeds the projected benefit obligations, the excess amount is recorded as prepaid pension cost.

(i)	Method of attributing estimated retirement benefits to periods of service

In calculating retirement benefit obligations, the estimated amount of retirement benefits is attributed to the period up to the end of the current fiscal year based on the benefit calculation method.

(ii)	Method of processing prior service costs and actuarial calculation differences

Prior service costs are amortized by the straight-line method over a fixed number of years (10 years) within the average remaining service period of employees at the time the cost is incurred.

Actuarial calculation differences are amortized by the straight-line method over a fixed number of years (10 years) within the average remaining service period of employees at the time of occurrence of each fiscal year, with the amount prorated from the following fiscal year of occurrence.

The method of accounting for unrecognized actuarial calculation differences and unrecognized prior service costs related to retirement benefits differs from the method of accounting for these items in the consolidated financial statements.

Allowance for environmental measures:

To provide for expenditures for disposal of polychlorinated biphenyls (PCBs), etc., the Company records an estimated amount of expenditures that can be reasonably estimated.

5. Criteria for recording significant income and expenses

The company is primarily engaged in the manufacture and sale of automotive and machinery parts. For the sale of such goods and products, the performance obligation is satisfied when the goods and products are delivered to the customer, and therefore income is recognized at that time.

6. Processing of hedge accounting

Method of hedge accounting:

The Company has adopted deferred hedge processing. The allocation method is applied to forward exchange contracts when they meet the requirements for the allocation processing.

Hedging methods:

Forward exchange contracts

Hedging target:

Operating receivables in foreign currencies

Hedging policy:

Our basic policy on derivatives transactions is determined by the Management Committee, which has established internal management regulations that stipulate transaction authority and transaction limits, and we use forward exchange contracts to avoid foreign exchange fluctuation risks.

Method of evaluating hedging effectiveness:

Forward exchange contracts are based on scheduled future transactions (e.g., exports), and the assessment of validity is omitted because the probability of execution is extremely high.

(Changes in accounting policies)

N/A

(Notes regarding Accounting Estimates)

1. Impairment of fixed assets

(1) Amount recorded in the Consolidated Financial Statements

Major fixed assets of the Company’s business units that were identified in determining the indication of impairment

Buildings and structures	649 millions of yen
Machinery, equipment and vehicles	1,098 millions of yen
Land	55 millions of yen
Other	11 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

In the current consolidated fiscal year, the Company identified signs of impairment for the fixed assets of business units that have reported operating losses for two consecutive fiscal years, and compared the total undiscounted future cash flows from the division’s operations with the carrying amount of the assets. As a result of comparing the total undiscounted future cash flows from the operations of the units with their carrying amount, no impairment loss was recognized because such undiscounted cash flows exceeded its carrying amount.
We estimate these future results and cash flows based on the assumption that profitability will improve to a certain degree in the next fiscal year and thereafter.

In the event that the assumptions used in these estimates need to be revised due to external changes in the environment, such as a shortage of semiconductors or increases in raw material prices and energy costs, additional impairment losses may be recognized in the next fiscal year.

2. Recoverability of deferred tax assets

(1) Amount recorded in the Consolidated Financial Statements

Deferred tax assets 1,090 millions of yen

(2) Information that contributes to an understanding of the details of accounting estimates

As stated in the notes to the financial statements regarding tax effect accounting, the Company has deferred tax assets of 3,163 million yen before offsetting deferred tax liabilities and total deferred tax assets of 4,068 million yen related to temporary differences, less a valuation allowance of 905 million yen.

The Company judges the recoverability of deferred tax assets by estimating taxable income within a reasonably estimable period (generally five years) in the future. Estimates of such taxable income are affected by factors such as the forecasted production volume of the automotive industry, which is closely related to the Company.

If the assumptions used in these estimates need to be revised due to changes in the external environment, such as a shortage of semiconductors or increases in raw material and energy costs, there is a possibility that deferred tax assets that are not expected to be recovered will be reversed in the next consolidated fiscal year.

(Notes regarding Balance Sheets)

1.	Accumulated depreciation of property, plant and equipment	67,399 millions of yen

2.	Monetary receivables from and monetary obligations to subsidiaries and affiliates (excluding those separately presented)
	Short-term monetary receivables	5,737 millions of yen
	Short-term monetary obligations	5,235 millions of yen

(Notes regarding Statements of Income)

1.	Transaction volume with affiliated companies
Trading volume from operating transactions
	Net sales	13,652 millions of yen
	Amount of goods purchased	18,758 millions of yen
	Selling, general and administrative expenses	266 millions of yen
	Trading volume from non-operating transactions	5,174 millions of yen

(Notes regarding Statements of Changes in Equity from Non-Consolidated Financial Statements

1. Matters related to the class and number of treasury shares

	The fiscal year Number of shares at beginning of period (stocks)	Increase in number of shares (stocks)	Decrease in number of shares (stocks)	The end of the fiscal year Number of shares (stocks)
Common shares	645,730	837	85	646,482
(Notes)	The increase in treasury stock of common shares was due to the purchase of 837 odd-lot shares.

The decrease in treasury stock of common shares was due to 85 requests for additional purchases of odd-lot shares.

(Notes to the financial statements regarding tax effect accounting)

1.	Breakdown of deferred tax assets and deferred tax liabilities by major cause

Deferred tax assets
Allowance for bonuses	316 million yen
Accrued expenses	95 million yen
Accrued enterprise tax	9 million yen
Loss on valuation of inventories	103 million yen
Allowance for retirement benefits	2,193 million yen
Depreciation	598 million yen
Loss on valuation of stocks of affiliated companies	414 million yen
Accrued amount payable	3 million yen
Other	332 million yen
Subtotal	4,068 million yen
Valuation allowance	(905 million yen)
Total deferred tax assets	3,163 million yen

Deferred tax liabilities
Gain on contribution of securities to retirement benefit trust	(1,242 million yen)
Valuation difference on available-for-sale securities	(806 million yen)
Reserve for reduction entry of replaced property	(13 million yen)
Reserve for reduction entry	(4 million yen)
Forward exchange contracts	(4 million yen)
Total deferred tax liabilities	(2,072 million yen)
Net deferred tax assets	1,090 million yen

2.	Breakdown of significant differences between the statutory effective tax rate and the effective tax rate after the application of tax effect accounting, by major item that caused the differences

Statutory effective tax rate	30.5%
(Adjustments)
Items not permanently deductible for income tax purposes, such as entertainment expenses	0.0%
Items not permanently includable in income, such as dividends received	–20.4%
Inhabitant tax on per capita basis	0.3%
Change in valuation allowance	1.2%
Tax credit for experimental research expenses	–1.2%
Foreign withholding tax	6.0%
Other	–0.1%
Income tax expense ratio after application of tax-effect accounting	16.2%

Notes regarding transactions with related parties

1.	Subsidiaries and affiliated companies

Attribution	Name of company, etc.	Percentage of voting rights, etc. held (controlling ownership)	Relation		Details of transactions	Transaction amounts (Millions of yen)	Item	Balance at end of period (Millions of yen)
			Concurrently serving officers, etc.	Business relationship
Subsidiary	RIKEN CASTEC Co,.Ltd.	Ownership Direct 100.0%	Yes	Outsourcing the manufacturing of automotive casting parts, etc.	Company’s products outsource manufacturing	5,800	Accounts payable	675
Subsidiary	NIHON MEKKI INDUSTRY CO.,LTD.	Ownership Direct 64.4%	Yes	Outsourcing of surface processing of piston rings	Custody of funds	－	Deposits	986
Subsidiary	RIKEN BROTHER PRECISION INDUSTRY CORPORATION	Ownership Direct 51.0%	Yes	Outsourcing of camshaft manufacturing	Loan of funds	－	Affiliated companies Short-term loans receivable	817
Subsidiary	RIKEN OF AMERICA, INC.	Ownership Indirect 100.0%	Yes	Sales of Company products in the U.S.	Company’s products consignment sales	4,847	Accounts receivable	1,284
Subsidiary	EURO-RIKEN GMBH	Ownership Direct 100.0%	No	Sales of Company products in Europe	Company’s products consignment sales	1,853	Accounts receivable	697

(Notes)	1.	For the sale and purchase of products, prices and other transaction terms are determined through price negotiations with reference to prevailing market prices, etc.
2.	The Company manages the Group’s funds in a centralized manner with respect to loans and deposits of funds. Since balances fluctuate daily based on the basic contract, only balances at end of period are described. Interest rates are determined based on market interest rates.
3.	. We recorded 267 million yen as allowance for doubtful accounts for loans to affiliated companies. A provision for doubtful accounts of 138 million yen was also recorded for this fiscal year~~.~~

(Notes regarding Income Recognition)

Information that provides a basis for understanding income arising from contracts with customers

As described in “Notes regarding matters concerning significant accounting policies 5. Criteria for recording significant revenues and expenses.”

(Notes regarding per share information)

1.	Net asset value per share	5,295.07 yen
2.	Earnings per share	562.27 yen
3.	Diluted earnings per share for the current fiscal year	560.98 yen

(Significant subsequent events)

(Borrowing large sum of capital)

As the same information has been described in the “Notes to the Consolidated Financial Statements (Significant subsequent events),” this note has been omitted.